Exhibit 10.13

GANNETT CO., INC.

2015 KEY EXECUTIVE LIFE INSURANCE PLAN

I — Purpose and Background

The purpose of this 2015 Key Executive Life Insurance Plan is to provide annual payments to pay premiums on life insurance contracts provided for certain key management or highly compensated employees of Gannett Co., Inc. and its affiliates.  The life insurance contract will be owned by the executive.  Each executive will apply for the life insurance contract, and if issued, will have full ownership rights to the life insurance contract and will be able to exercise all ownership rights without involvement by the Employer other than those rights specifically agreed to by the parties as described in this Plan.  Contributions to pay premiums on the life insurance contract will be taxable income to the executive at the time the contributions are made.  It is intended that this Plan will either be exempt from the application of Section 409A of the Code, or will comply with the requirements of Section 409A of the Code but only to the extent that this Plan provides for deferred compensation.

In 2015, Gannett Co., Inc. separated its digital/broadcast and publishing businesses into two separate publicly traded companies.  The separation occurred when Gannett Co., Inc. contributed its publishing businesses to a newly formed subsidiary, Gannett SpinCo, Inc., and distributed the stock of Gannett SpinCo, Inc. to its shareholders (the “Spin-off”).  In connection with the Spin-off, Gannett SpinCo, Inc. was renamed “Gannett Co., Inc.” (the “Employer”).  The entity formerly known as Gannett Co., Inc. was renamed “TEGNA Inc.” (the “Predecessor Employer”) and continues the digital/broadcast businesses.

In connection with the Spin-off, the Employer entered into that certain Employee Matters Agreement by and between the Employer and the Predecessor Employer dated June 26, 2015 (the “Employee Matters Agreement”).  Under the Employee Matters Agreement, the Employer assumed certain liabilities under the Predecessor Employer’s Key Executive Life Insurance Plan (the “Predecessor Plan”) relating to “SpinCo Group Employees” (as defined under the Employee Matters Agreement) and “Former SpinCo Group Employees” (as defined under the Employee Matters Agreement).  Such liabilities are the sole responsibility of the Employer and will be paid under this Plan, and not the Predecessor Plan, and the Predecessor Employer shall not have any responsibility for such liabilities.  The Employee Matters Agreement may be used as an aid in interpreting the terms of the benefits hereunder.    Notwithstanding any other provision of this Plan or the Predecessor Plan, no Participant shall be entitled to duplicate benefits under both such Plans with respect to the same period of service.

II — Definitions

For the purposes of this Plan and the Participation Agreement, the following terms will have the meanings indicated unless the context clearly indicates otherwise:

Board.  “Board” means the Board of Directors of Gannett Co., Inc.

Code.  “Code” means the Internal Revenue Code of 1986, as may be amended from time to time, and the regulations and guidance issued thereunder.

Committee.  “Committee” means the Benefit Plans Committee.

Employer. “Employer” means Gannett Co., Inc., as described in Section 1, and its affiliates.

Insurance Carrier.  “Insurance Carrier” means one or more life insurance companies chosen by the Employer to provide life insurance coverage through specific life insurance policies.

Life Insurance Product. “Life Insurance Product” means the life insurance product(s) issued by an Insurance Carrier on the life of a Participant, to which the Employer will make annual premium payments on behalf of the Participant (“Annual Employer Contributions”).  In addition, “Life Insurance Product” shall include any annuity product or series of annuity products issued by an Insurance Carrier on the life of a Participant, to which the Employer will make annual payments on behalf of the Participant as set forth in the Plan.

Participant.  “Participant” means any employee who is eligible, under section III, below, to participate in this Plan and satisfies all requirements to commence participation in this Plan.

Participation Agreement.  “Participation Agreement” means the agreement filed by a Participant and approved by the Committee pursuant to section III, below, or other writing determined by the Committee in its discretion.  With respect to Participants who participated in the Predecessor Plan, “Participation Agreement” shall mean the Participation Agreement signed pursuant to the Predecessor Plan, which for purposes of determining contributions hereunder shall be deemed assumed by the Employer.

Predecessor Employer.  As defined in Section 1.

Predecessor Plan.  As defined in Section 1.

Termination.  “Termination”, “terminates employment” or any other similar such phrase means a Participant’s “separation from service” (from the employer who employed the Participant at the time the contributions were made and any other employer treated as the same employer pursuant to Treas. Reg. §1.409A-1(h)(3) and other applicable guidance), for any reason, within the meaning of Section 409A, and Treas. Reg. §1.409A-1(h) and other applicable guidance.

Targeted Death Benefit.  “Targeted Death Benefit” is an amount of death benefits to be or which could be provided under a Life Insurance Product as described in the Participation Agreement, on which Annual Employer Contributions under this Plan are to be estimated.  The Participation Agreement may provide for different Targeted Death Benefits prior to termination of employment and after.

III — Participation

Eligibility.  The Committee will select those key employees of the Employer, in their sole discretion, who will be eligible to participate.  Participants can include former key employees of the Predecessor Employer  who Participated in the Predecessor Plan with respect to whom the Employer assumed an obligation to make contributions hereunder pursuant to the Employee Matters Agreement.

Participation.  An employee’s participation in this Plan will only be effective when the Life Insurance Product becomes effective and in force.  Participation in this Plan will continue until such time as the Participant terminates employment (unless otherwise specified in the Participant’s Participation Agreement), until such time as Annual Employer Contributions are no longer provided for by the terms of this Plan or until the Participant is no longer permitted to participate in this Plan.

Requirement of Cooperation.  As a condition for Participation in this Plan, the Participant shall be required to comply with all normal and reasonable requests deemed necessary to apply for and obtain the Life Insurance Product.

Change in Employment Status.  Unless otherwise specified in the Participant’s Participation Agreement, if the Chief Executive Officer or the Board determines that a Participant’s employment performance no longer merits participation in this Plan prior to the Participant’s termination of employment, but does not terminate the Participant’s employment with Employer, participation herein and eligibility to receive future contributions under this Plan will cease at that time.

IV — Targeted Death Benefit

Basic Formula.  The contribution, as set forth in Section V, below, will be made by the Employer, based on the amount of Targeted Death Benefit for each Participant as set forth in the Participation Agreement.  The Targeted Death Benefit shall provide for a different Targeted Death Benefit during employment and after employment.  Unless otherwise provided in the Participation Agreement, the terms shall have the following meaning:

•                  Pre-Termination Death Benefit — the level of death benefit under the Life Insurance Product intended to be provided prior to termination of employment, but not beyond the Participant’s sixty-fifth (65th) birthday.

•                  Post-Termination Death Benefit — the level of death benefit under the Life Insurance Product intended to be provided after termination of employment.

V — Contributions

Employer Contributions.  Unless otherwise provided in the Participation Agreement, the Employer will make a contribution on behalf of the Participant to the Life Insurance Product or will make a payment in cash to the Participant.  The amount of such Annual Employer Contributions or payment will be determined using the following rules, unless otherwise specified in the Participant’s Participation Agreement:

•                  During Employment — The Employer will make Annual Employer Contributions until the Participant’s sixty-second (62nd) birthday; provided that no less than five (5) Annual Employer Contributions will be made (including years for which the Predecessor Employer contributed to the Life Insurance Product); and provided further that the Participant has not terminated employment and is eligible to receive benefits under this Plan.

•                  After Termination — Unless otherwise provided in the Participation Agreement, the Employer will make no further Annual Employer Contributions after termination of employment.

•                  Method of Calculation — Each Annual Employer Contribution will be calculated as the annual premium necessary to provide the Targeted Death Benefit using the illustration system maintained by the Insurance Carrier, and utilizing the assumptions fixed and set forth in Exhibit A, assuming that level premium payments are made until the Participant’s sixty-second (62nd) birthday, provided no less than five (5) Annual Employer Contributions are made.  The determination shall be based on the underwriting determination for the Participant made by the Insurance Carrier as reflected in the Life Insurance Product issued to the Participant.

•                  Recalculation of the Annual Employer Contribution — Except as provided below and the Participation Agreement, the Annual Employer Contribution shall be re-determined annually and such re-calculation shall be made as of the anniversary of the Life Insurance Product.  Such re-determination shall utilize the assumptions fixed and set forth in Exhibit A.

•                  Section 7702 Limitations — To the extent that any Annual Employer Contribution scheduled to be made into a Life Insurance Product other than an annuity product would exceed the limit permitted by section 7702 of the Code, such excess will be paid in cash to the Participant at the same time as the Annual Employer Contribution is made to the Life Insurance Product.

•                  Use of an Annuity Product — In the event that the Annual Employer Contribution is made into an annuity product or series of annuity products issued by an Insurance Carrier on the life of a Participant, the Annual Employer Contribution shall be fixed as of the date of the initial Annual Employer Contribution and shall not be resolved to accommodate changes in the assumptions set forth in Exhibit A.

Cessation of Employer Contributions.  Unless otherwise provided in the Participation Agreement, Annual Employer Contributions will cease upon the earlier of:

•                  Death

•                  Participant’s termination of employment (provided that employment change as a result of the Spin-off is not considered a termination of employment hereunder);

•                  Participant partially or completely surrenders, attempts to take a loan from, or withdraw cash value from the Life Insurance Product, or adjusts the face amount of the Life Insurance Product prior to the completion of Annual Employer Contributions as set forth above;

•                  Participant makes a contribution to the Life Insurance Product prior to the completion of Annual Employer Contributions as set forth above; or

•                  Participant suffers a Change in Employment Status as described above.

Unless otherwise specified in the Participant’s Participation Agreement, nothing contained herein shall limit the Employer’s ability to terminate Annual Employer Contributions for any Participant, or for all Participants upon the termination or amendment of this Plan in the sole discretion of the Employer.

Timing of Employer Contributions.  Annual Employer Contributions to the Life Insurance Product will be made on an annual mode with premiums being paid on or about the policy anniversary, except that in no event will an Annual Employer Contribution be made in a calendar year other than the calendar year in which the Annual Employer Contribution is due.

Participant Contributions.  A Participant may not make additional contributions directly into the Life Insurance Product prior to the completion of Annual Employer Contributions as set forth above.

Withholding; Payroll Taxes.  The amount of the Annual Employer Contributions and additional Annual Employer Contributions, if any, will be treated as current compensation, and as such, Employer shall withhold any taxes required to be withheld with respect to such amount under local, state or federal law.  Such withholding will be made to the greatest extent possible from other compensation paid to the Participant, and to the extent other compensation is insufficient to cover the required withholding, the Participant shall reimburse the Employer the amount necessary to meet its withholding obligation.

VI — Benefits

Employer Contributions.  The sole benefit to be provided by the Employer under this Plan is the Annual Employer Contributions described in Section V above, as determined by the Committee based on the Targeted Death Benefit, which shall be made by the Employer to the Life Insurance Product, as determined by the Employer, on behalf of the Participant.  In the event such Annual Employer Contribution cannot be made to such Product due to limitations contained herein or in the Product, such excess shall be distributed to the Participant in cash to the Participant no later than the close of the calendar year in which the Annual Employer Contribution would have been made to the Product if such limitations had not existed.

Ownership Of Life Insurance Product.  Each Participant shall be named as the owner of the Life Insurance Product as applicable, and shall have all rights, privileges and duties of an owner as set forth in the Product.  Such rights may include, without limitation, the right to name a beneficiary to receive any death benefits due under the terms of the Product, the right to request and make withdrawals from the product, including a complete surrender of the Product.  All rights as owner of the Life Insurance Product will be exercisable without the consent or involvement of the Employer, except as may be limited in this plan document.

Death.  This Plan does not promise any particular level of death benefit, but only an annual contribution, as described herein, which may be based on the costs of providing certain levels of death benefit under a particular Life Insurance Product.  The Employer does not guarantee any level of death benefits or that payment will be made by the Insurance Carrier.  The Participant’s rights to any benefits under a Product, if any, shall solely be as the owner of such Product described herein.

VII — Administration

Committee; Duties.  The Plan will be administered by the Committee.  The primary duty of the Committee with respect to this Plan will be to calculate and make Annual Employer Contributions into the Life Insurance Product on behalf of the Participants.  The Committee, or its delegate(s), will have the full discretionary authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration.  The Employer will not have any responsibility regarding the operation of the Life Insurance Product or the exercise of any ownership rights of the Life Insurance Product, which are exercisable solely by the Participant without any involvement from the Employer, except as may be specifically agreed upon.

Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan will be final, conclusive and binding upon all persons having any interest in this Plan.

Indemnity of Committee.  The Employer will indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

Section 409A.  The Plan is intended to comply with the requirements of Section 409A to the extent such rules apply to the Plan, and the Plan shall be interpreted and administered in accordance with that intent.  If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  For purposes of Code Section 409A, each Annual Employer Contribution will be treated as a separate payment.

VIII — Termination, Suspension or Amendment

Termination, Suspension or Amendment of Plan.  The Board expressly reserves the right, in its sole discretion, to cease or suspend Annual Employer Contributions under this Plan at any time, in whole or in part, unless otherwise specified in the Participant’s Participation Agreement.  The Board expressly reserves the right, in its sole discretion, to amend this Plan at any time.  Any amendment may provide different amounts of Annual Employer Contributions from those herein set forth.  No amendment will be valid if it would have the effect of causing a violation of Code Section 409A.

IX — Claims Procedure

Claim.  Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under this Plan (hereinafter referred to as “Claimant”) shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

Denial of Claim.  If the claim or request is denied, the written notice of denial shall state:

a)             The reason for denial, with specific reference to this Plan provisions on which the denial is based;

b)             A description of any additional material or information required and an explanation of why it is necessary; and

c)              An explanation of this Plan’s claims review procedure.

Review of Claim.  Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee.  Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant’s claim or request.  The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing.  On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

Final Decision.  The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of Claimant’s claim or request.  If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days.  The decision shall be in writing and shall state the reason and the relevant Plan provisions.  All Committee decisions on review shall be final and bind all parties concerned.

X — Miscellaneous

Not a Contract of Employment.  This Plan will not constitute a contract of employment between Employer and the Participant.  Nothing in this Plan will give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.

Protective Provisions.  A Participant will cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the Employer Contributions as provided for in this Plan, and by taking such physical examinations as Employer may deem necessary and by taking such other action as may be requested by Employer.

Governing Law.  The provisions of this plan document shall be construed and interpreted according to the laws of the Commonwealth of Virginia, except as may be preempted by federal law.

Validity.  If any provision of this plan document will be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this plan document shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Notice.  Any notice or filing required or permitted under this Plan will be sufficient if in writing and hand delivered or sent by registered or certified mail.  Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Mailed notice to the Committee will be directed to the Employer’s address.  Mailed notice to a Participant will be directed to the individual’s last known address in Employer’s records.

Successors.  The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns.  The term successors as used herein includes any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

Dated: June 26, 2015	GANNETT SPINCO, INC.

	By:	/s/ Todd A. Mayman
	Name:	Todd A. Mayman
	Title:	Vice President

Exhibit A
GANNETT CO., INC.

KEY EXECUTIVE LIFE INSURANCE PLAN

Cash Value Target

Projected level premiums solved at then current rates to provide enough cash value immediately after assumed termination of employment at age 65 to endow the Targeted Death Benefit at age 121.  If employment extends past age 65, the Targeted Death Benefit is assumed to change to the Post-Termination Targeted Death Benefit level at age 65

Death Benefit:	Targeted Death Benefit as provided by this Plan

Cost of Insurance Charges	Actual COI charges up to date of redetermination; thereafter, insurance carrier’s current COI rates for the product as of the date of resolve.

Interest Crediting Rate:	Actual policy crediting rates up to date of resolve; thereafter, insurance carrier’s current general account crediting rate for the product as of the date of resolve.

Premium Duration:	Payable annually prior to the Participant’s 62nd birthday but no less than 5 years (including years for which the Predecessor Employer contributed to the Life Insurance Product).

Employer Contributions

Initial Annual Employer Contributions under this Plan determined at the outset of participation shall equal the expected amount of annual premiums needed to provide the Targeted Death Benefits, assuming a $500,000 Post Termination Death Benefit based on an underwriting classification of no greater than “standard”.  Subsequent redeterminations shall be based on the Targeted Death Benefit set forth in the Participation Agreement and the actual underwriting classification in force at such time.